UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No. )

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RCM TECHNOLOGIES, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Copies to:
Justin W. Chairman, Esq. Morgan, Lewis & Bockius LLP 1701 Market Street Philadelphia, PA 19103-2921 (215) 963-5061	Keith E. Gottfried, Esq. Alston & Bird LLP 950 F. Street, N.W. Washington, DC 20004-1404 (202) 239-3679

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On November 13, 2013, RCM Technologies, Inc., a Nevada corporation (“RCM” or the “Company”), issued a press release in connection with its solicitation of proxies to be used at the Company’s 2013 Annual Meeting of Stockholders to be held on December 5, 2013 and at any and all adjournments or postponements thereof (the “2013 Annual Meeting”).

Press Release Issued on November 13, 2013

Attached hereto is RCM’s press release, issued on November 13, 2013, in which RCM comments on the additional disclosures recently provided to RCM’s stockholders by Legion Partners Asset Management, LLC and the other members of its dissident stockholder group (the “Legion Group”) in response to the lawsuit that RCM filed last week against the Legion Group in the U.S. District Court for the District of New Jersey.

Additional Information and Where to Find It

RCM, its directors and certain of its executive officers and employees are deemed to be participants in the solicitation of proxies from RCM’s stockholders in connection with the 2013 Annual Meeting.  RCM filed a definitive proxy statement with the SEC on October 30, 2013 (the “RCM Proxy Statement”) in connection with the solicitation of proxies for the 2013 Annual Meeting.

STOCKHOLDERS ARE URGED TO READ THE RCM PROXY STATEMENT (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS THERETO) AND ANY OTHER RELEVANT DOCUMENTS THAT RCM WILL FILE WITH THE SEC WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. Additional information regarding the identity of these participants and their direct or indirect interests, by security holdings or otherwise, is set forth in the RCM Proxy Statement filed with the SEC in connection with the 2013 Annual Meeting. To the extent holdings of RCM’s securities have changed since the amounts shown in the RCM Proxy Statement, such changes have been or will be reflected on Statements of Change in Ownership on Form 4 filed with the SEC.

Stockholders can obtain, free of charge, copies of the RCM Proxy Statement and any other documents filed by RCM with the SEC in connection with the 2013 Annual Meeting at the SEC’s website (www.sec.gov), at RCM’s website (www.rcmt.com) or by writing to Mr. Kevin Miller, Chief Financial Officer, RCM Technologies, Inc., 2500 McClellan Avenue, Suite 350, Pennsauken, NJ  08109. In addition, copies of the proxy materials may be requested from RCM’s proxy solicitor, MacKenzie Partners, Inc., 105 Madison Avenue, New York, NY 10016 or toll-free at (800) 322-2885.

RCM Technologies, Inc.	Tel: 856.356.4500	Corporate Contacts:	Investor Contacts:
2500 McClellan Avenue	Fax: 856.356.4600	Leon Kopyt	MacKenzie Partners, Inc.
Pennsauken, NJ 08109	info@rcmt.com	Chairman, President & CEO	Paul Schulman or Robert Marese
	www.rcmt.com	Kevin D. Miller	(212) 929-5500
Chief Financial Officer

P R E S S  R E L E A S E

RCM COMMENTS ON LEGION GROUP’S RUSH TO PROVIDE

RCM STOCKHOLDERS WITH EXTENSIVE ADDITIONAL DISCLOSURES

New Disclosures Validate RCM’s Concerns with Legion Group’s Lack of Transparency

Pennsauken, NJ — November 13, 2013 — RCM Technologies, Inc. (NasdaqGM: RCMT), a premier provider of business and technology solutions designed to enhance and maximize the operational performance of its customers through the adaptation and deployment of advanced information technology, engineering and specialty healthcare services, today commented on the Legion Group’s recent rush to provide extensive additional disclosures to RCM stockholders in response to the federal complaint that RCM filed last week against Legion Partners Asset Management, LLC and the other members of its dissident stockholder group alleging violations of federal securities laws.

As previously announced, last week RCM filed a complaint in the United States District Court for the District of New Jersey alleging violations of the federal securities laws by Legion Partners Asset Management, LLC and other members of the “Legion Group,” including IRS Partners No. 19, L.P., the Leonetti/O’Connell Family Foundation, M20, Inc., the Michael F. O’Connell and Margo L. O’Connell Revocable Trust, Michael F. O’Connell, Christopher S. Kiper, Bradley S. Vizi and Roger H. Ballou. RCM alleges in its complaint that the Legion Group has failed to provide complete and materially accurate information in the filings it has made with the U.S. Securities and Exchange Commission (SEC), including its dissident proxy statement, other proxy materials and Schedule 13D.

Leon Kopyt, RCM’s Chairman of the Board and CEO, commented as follows: “Our Board takes very seriously our duty to protect our stockholders and ensure that they are provided with complete, accurate and truthful disclosures so that they can make properly informed decisions. We believe that the Legion Group’s decision yesterday to make extensive additional disclosures in its Schedule 13D and supplemental proxy statement is an obvious response to the allegations contained in our lawsuit and concern that they may face adverse court action. Even after a review of yesterday’s disclosures, we continue to believe that the Legion Group is being less than transparent with our stockholders and continues to obfuscate both the numerous troublesome issues that surround its two proposed nominees, Bradley S. Vizi and Roger H. Ballou, and its ultimate plans for RCM.”

Among other areas where RCM continues to believe that the Legion Group has been less than transparent and should provide stockholders with additional information, are the following:

•                  Mr. Vizi’s obvious lack of experience and “skin in the game” — Stockholders should be clear concerning the following facts regarding Mr. Vizi:

•                  Mr. Vizi is a 29 year old fund manager and his fund, Legion Partners, is a small, three-year-old investment firm that is apparently run from Mr. Vizi’s apartment. Mr. Vizi’s proxy contest against RCM appears to be Mr. Vizi’s first and only publicly-disclosed activist initiative since joining Legion Partners.

•                  Mr. Vizi has no public company board or management experience. Mr. Vizi also has no experience overseeing management, directly developing or implementing strategies to enhance long-term stockholder value, or fulfilling the important fiduciary duties owed to stockholders by the directors of a public company. In addition, Mr. Vizi has no experience in the information technology, engineering or healthcare industries.

•                  Mr. Vizi does not have any significant direct economic risk in RCM’s shares. Mr. Vizi personally owns only 1,000 shares of RCM stock. In addition, his firm, Legion Partners, is a party to an agreement that prevents him or it from acquiring any additional RCM shares.

•                  Mr. Vizi demanded that, as a condition to any proxy contest settlement, RCM delay declassifying its board until 2014 so as to enable Messrs. Vizi and Ballou to serve three-year terms and avoid having to stand for re-election until RCM’s 2016 Annual Meeting.  Mr. Vizi has attempted to distort the facts surrounding his clear and unequivocal demand on this point but his account is not supported by the historical written record including the draft settlement agreement that Mr. Vizi sent to RCM. Mr. Vizi also demanded that we pay his group up to $250,000 in “expense reimbursement” when the proxy contest had not even started.

•                  Mr. Vizi has never indicated to us any “amenability” to a standstill that would prevent him or the Legion Group from seeking control of RCM at any meeting of RCM’s stockholders held after the 2014 Annual Meeting. Any suggestions to the contrary are not supported by the extensive written record, including the draft settlement agreement provided by Mr. Vizi where he was clear that the standstill had to come to an end significantly before RCM’s 2015 Annual Meeting.

•                  Mr. Ballou’s extremely troublesome past public company leadership experiences and past actions contributing to the huge destruction of millions of dollars of stockholder value — Stockholders should also be clear concerning the following facts regarding Mr. Ballou’s troublesome past public company leadership experiences:

•                  Destruction of stockholder value at Global Vacation Group, Inc. — Mr. Ballou is the former Chairman of the Board and Chief Executive Officer of then publicly-traded Global Vacation Group, Inc., a company that he took public, and that traded as high as $15 per share and that eventually liquidated with public stockholders being told that they would receive $0.26 per share and possibly a subsequent liquidation distribution. Mr. Ballou agreed to resign from this company without “good reason” at a time when Global Vacation Group had accumulated losses of approximately $88 million, and he collected a six-figure severance payment.  For many stockholders, their investment in Global Vacation Group was nothing less than a complete disaster.

•                  Destruction of stockholder value at CDI Corporation — Mr. Ballou is the former President and CEO of publicly-traded CDI Corporation, one of our major competitors. Mr. Ballou’s role as CEO of CDI ended after the stock price had fallen over 40% during the last 3 ½ years of his tenure. Mr. Ballou eventually entered into an agreement with CDI pursuant to which he agreed to resign from the company and collected a six-figure amount for “transition and consulting” services.

•                  Governmental investigations of CDI Corporation — During Mr. Ballou’s tenure as CDI’s President and CEO, CDI was the target of a number of governmental investigations that caused CDI to pay millions of dollars in settlements and fines. In 2009, the U.S. Department of Justice (DOJ) investigated CDI for potential claims against it under the U.S. False Claims

Act. The claims stemmed from alleged mischarging of time on certain federal government projects. To resolve the matter, CDI eventually entered into a settlement with the DOJ and paid out $2.4 million. Also in 2009, CDI was investigated by the United Kingdom’s Office of Fair Trading for alleged anti-competitive behavior. Ultimately, the United Kingdom’s Office of Fair Trading fined CDI $12.3 million which was later reduced to $2.5 million.

•                  Previous attempt to take control of RCM through a hostile takeover and at an inadequate price: While leading CDI, Mr. Ballou orchestrated CDI’s unsuccessful hostile takeover of RCM in 2010.  If Mr. Ballou had succeeded in his efforts to have CDI take control of RCM at the inadequate price offered, $5.20 per share, he would have deprived stockholders of both (i) the approximately 25% increase in value that has been created at RCM since his efforts to take control of RCM failed, and (ii) the $1.00 per share special cash dividend that was distributed to RCM stockholders in December 2012.

RCM is being represented in its litigation against the Legion Group by Morgan, Lewis & Bockius LLP and Alston & Bird LLP.

About RCM

RCM Technologies, Inc. is a premier provider of business and technology solutions designed to enhance and maximize the operational performance of its customers through the adaptation and deployment of advanced information technology and engineering services. RCM is an innovative leader in the delivery of these solutions to commercial and government sectors. RCM is also a provider of specialty healthcare services to major health care institutions and educational facilities. RCM’s offices are located in major metropolitan centers throughout North America. Additional information can be found at www.rcmt.com.

Forward-Looking Statements

The Statements contained in this release that are not purely historical are forward-looking statements within the Private Securities Litigation Reform Act of 1995 and are subject to various risks, uncertainties and other factors that could cause the Company’s actual results, performance or achievements to differ materially from those expressed or implied by such forward-looking statements. These statements often include words such as “may,” “will,” “expect,” “anticipate,” “continue,” “estimate,” “project,” “intend,” “believe,” “plan,” “seek,” “could,” “can,” “should” or similar expressions. In addition, statements that are not historical should also be considered forward-looking statements. These statements are based on assumptions that we have made in light of our experience in the industry, as well as our perceptions of historical trends, current conditions, expected future developments and other factors we believe are appropriate in these circumstances. Forward-looking statements include, but are not limited to, those relating to demand for the Company’s services, expected demand for our services and expectations regarding our revenues, the Company’s ability to continue to utilize goodwill, to continue to increase gross margins, to achieve and manage growth, to develop and market new applications and services, risks relating to the acquisition and integration of acquired businesses, the ability of the Company to consummate acquisitions as to which it executes non-binding letters of intent, demand for new services and applications, timing of demand for services, industry strength and competition and general economic factors. Such statements are based on current expectations that involve a number of known and unknown risks, uncertainties and other factors, which may cause actual events to be materially different from those expressed or implied by such forward-looking statements. Risk, uncertainties and other factors may emerge from time to time that could cause the Company’s actual results to differ from those indicated by the forward-looking statements. Investors are directed to consider such risks, uncertainties and other factors described in documents filed by the Company with the Securities and Exchange Commission. The Company assumes no obligation (and expressly disclaims any such obligation) to update any forward-

looking statements contained in this release as a result of new information or future events or developments, except as may be required by law.

Additional Information and Where to Find It

RCM, its directors and certain of its executive officers and employees are deemed to be participants in the solicitation of proxies from RCM’s stockholders in connection with the 2013 Annual Meeting. RCM filed a definitive proxy statement and WHITE proxy card with the SEC in connection with the solicitation of proxies for the 2013 Annual Meeting on October 30, 2013 (the “2013 Proxy Statement”). STOCKHOLDERS ARE URGED TO READ THE 2013 PROXY STATEMENT (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS THERETO) AND ANY OTHER RELEVANT DOCUMENTS THAT RCM WILL FILE WITH THE SEC WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. Additional information regarding the identity of these participants and their direct or indirect interests, by security holdings or otherwise, is set forth in the 2013 Proxy Statement. To the extent holdings of RCM’s securities have changed since the amounts shown in the 2013 Proxy Statement, such changes have been or will be reflected on Statements of Change in Ownership on Form 4 filed with the SEC.

Stockholders can obtain, free of charge, copies of the 2013 Proxy Statement and any other documents filed by RCM with the SEC in connection with the 2013 Annual Meeting at the SEC’s website (www.sec.gov), at RCM’s website (www.rcmt.com) or by writing to Mr. Kevin D. Miller, Chief Financial Officer, RCM Technologies, Inc., 2500 McClellan Avenue, Suite 350, Pennsauken, NJ 08109. In addition, copies of the proxy materials, when available, may be requested from RCM’s proxy solicitor, MacKenzie Partners, Inc., 105 Madison Avenue, New York, NY 10016 or toll-free at (800) 322-2885.